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                      November 28, 2022

       Kristy Trieste
       Chief Financial Officer
       Motive Capital Corp II
       7 World Trade Center
       250 Greenwich Street, Floor 47
       New York, NY 10007

                                                        Re: Motive Capital Corp
II
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-41127

       Dear Kristy Trieste:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Evan D'Amico